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                                                                    EXHIBIT 12.1

                STATEMENT REGARDING COMPUTATION OF FIXED CHARGES

                              TEAM FINANCIAL, INC.

    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

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
                                                                        AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                             -------------------------------------------------------------
                                                               2002         2001         2000         1999         1998
                                                             ---------    ---------    ---------    ---------    ---------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income                                                   $   4,706    $   3,534    $   3,193    $   3,169    $   2,344
Add:
Net occupancy expense                                        $   2,368    $   2,312    $   2,138    $   1,782    $   1,805
Interest expense, including interest on deposits                16,382       20,557       22,247       16,823       16,573
                                                             ---------    ---------    ---------    ---------    ---------
Combined fixed charges and preference security dividends
   including interest on deposits                               18,750       22,869       24,385       18,605       18,378
                                                             ---------    ---------    ---------    ---------    ---------
Net income as adjusted                                          23,456       26,403       27,578       21,774       20,722
Ratio of earnings to combined fixed charges and preference
security dividends including interest on deposits                  125%         115%         113%         117%         113%

Net income                                                   $   4,706    $   3,534    $   3,193    $   3,169    $   2,344
Add:
Net occupancy expense                                            2,368        2,312        2,138        1,782        1,805
Interest expense, excluding interest on deposits                 6,154        3,459        2,898        1,577        1,238
                                                             ---------    ---------    ---------    ---------    ---------
Combined fixed charges and preference security dividends
   excluding interest on deposits                                8,522        5,771        5,036        3,359        3,043
                                                             ---------    ---------    ---------    ---------    ---------
Net income as adjusted                                          13,228        9,305        8,229        6,528        5,387
Ratio of earnings to combined fixed charges and preference
   security dividends excluding interest on deposits               155%         161%         163%         194%         177%
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